Morgan Stanley Emerging Markets Domestic Debt
Fund, Inc.
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 Republic of Columbia
Purchase/Trade Date:	  9/14/2012
Offering Price of Shares: COP 98.995
Total Amount of Offering: 1,000,000,000,000 shares
Amount Purchased by Fund: 2,501,000,000 shares
Percentage of Offering Purchased by Fund: 0.250
Percentage of Fund's Total Assets: 1.93
Brokers: BofA Merrill Lynch, Morgan Stanley
Purchased from:  Merrill Lynch
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*:
YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one
NRSRO.